Exhibit 99.1

Cost Plus, Inc. Reports Q3 2010 Results, Provides Outlook for Q4 2010 and Announces New Five Year Financing Agreement

Oakland, CA – November 19, 2010 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended October 30, 2010 and provided financial guidance for the fourth quarter of fiscal 2010.

Third Quarter 2010 versus Third Quarter 2009 Highlights:

•	Same store sales increased 8.8%

•	Customer count increased 11.9% and average ticket decreased 2.8%

•	Gross profit as a percentage of net sales increased 540 basis points to 30.7%

•	EBIT loss from continuing operations was $4.8 million, a $14.6 million improvement

•	Net loss was $8.3 million, a $13.7 million improvement

•	Non-GAAP EBITDA from continuing operations, as adjusted, was $0.5 million, a $13.0 million improvement

Third Quarter Results from Continuing Operations

Net sales for the third quarter of fiscal 2010 were $194.6 million, a 7.3% increase from $181.4 million for the third quarter of fiscal 2009. Same store sales for the quarter increased 8.8% compared to a decrease of 9.1% last year. Customer count for the third quarter of fiscal 2010 increased 11.9%, and average ticket decreased 2.8%. Year-to-date, net sales were $575.0 million, a 4.9% increase from the same period last year, and same store sales increased 6.9% versus a 9.6% decrease for the same period last year.

Gross profit as a percentage of net sales for the third quarter of fiscal 2010 was 30.7% versus 25.3% for the third quarter last year. The 540 basis point increase was primarily due to improvement in merchandise margin, as well as lower occupancy expenses compared to the same quarter last year and the leveraging of those reduced costs on higher same store sales. Year-to-date, gross profit as a percentage of net sales increased 520 basis points to 31.0% versus 25.8% for the same period last year. The improvement in merchandise margin for both the third quarter and year-to-date periods are the result of strong performance in non-furniture home categories as well as significantly lower markdowns and higher initial mark-ups across most categories of the business compared with the same periods a year ago.

Selling, general and administrative (SG&A) expenses for the third quarter of fiscal 2010 decreased slightly compared to the third quarter last year. As a percentage of net sales, SG&A expenses decreased 260 basis points to 33.1% for the third quarter of fiscal 2010 from 35.7% for the third quarter last year. The decrease in SG&A expenses as a percentage of net sales is largely due to increased leverage on higher same store sales. Year-to-date, as a percentage of net sales, SG&A expenses decreased 210 basis points to 33.2% from 35.3% for the same period last year.

For the third quarter of fiscal 2010, the loss from continuing operations before interest and taxes (“EBIT loss”) was $4.8 million compared to a loss of $19.4 million last year. The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	Third Quarter		Year-to-date
(In thousands)	FY10	FY09	FY10	FY09
Loss from continuing operations before interest and taxes (EBIT)	($4,812)	($19,431)	($15,725)	($58,402)
Less impact of depreciation and amortization-continuing operations	5,238	6,691	17,602	22,090

Non-GAAP EBITDA	$426	($12,740)	$1,877	($36,312)

Excluding impact of store closure costs-continuing operations	43	241	2,695	6,317

Non-GAAP EBITDA, as adjusted	$469	($12,499)	$4,572	($29,995)

Net loss for the third quarter of fiscal 2010 was $8.3 million or $0.38 per diluted share compared to a net loss of $22.1 million or $1.00 per diluted share for the third quarter of fiscal 2009.

Barry Feld, President and Chief Executive Officer, commented, “We are pleased with our third quarter results and the increasing predictability of the business. We continue to experience strong gains in customer count and are selling merchandise at significantly higher margins, while maintaining tight control over SG&A expenses. Our full year fiscal 2010 guidance of $35 to $37 million in non-GAAP EBITDA, as adjusted, is approaching net income, surpassing our stated goal of positive EBITDA for the full year. We are well positioned for the Holiday season which showcases the Company’s core competency in seasonal decorating, entertaining and gift-giving.”

The Company ended the quarter with $99.8 million in borrowings and $9.5 million in letters of credit outstanding under its $200 million asset-based credit facility compared to $94.1 million in borrowings and $11.5 million in letters of credit at the end of the third quarter last year. Utilization of the credit line at the end of the third quarter was 58% compared with 63% a year ago. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months.

New Five Year Credit Agreement

Subsequent to quarter end, the Company has received $200.0 million in commitments from a bank consortium led by Bank of America to execute an agreement that will amend and extend its existing $200.0 million asset-based credit facility which is due to expire on June 25, 2012. The new agreement will allow for borrowings and letters of credit under a secured asset-based credit facility of up to $190.0 million as well as a $10.0 million term loan which will be drawn on the effective date. The structure of the new facility allows for increased borrowing capacity with similar financial covenants and includes a $50.0 million accordion feature. The execution and effective date of the agreement is expected to be in December 2010, and will have a term of five years.

Mr. Feld further commented, “Having successfully returned to positive cash flow on a trailing four quarter basis, we felt the timing was right to renegotiate and extend the term of our asset-based credit facility. We are pleased to have high quality institutions including Bank of America, Wells Fargo and SunTrust in our bank group and look forward to working together as we resume the growth of the business.”

Discontinued Operations

During the third quarter of fiscal 2010, the Company closed one store in Wellington, FL which it has reported as a discontinued operation. As such, both current and prior year results for this store are classified as discontinued operations on the Company’s condensed consolidated statements of operations.

Fourth Quarter Outlook — Continuing Operations

For the fourth quarter of fiscal 2010, the Company expects net sales in the range of $324 million to $330 million, based on a same store sales increase in the range of 3% to 5% compared to a same store sales decrease of 2.5% for the fourth quarter of fiscal 2009. Gross profit as a percentage of net sales for the fourth quarter is expected to be approximately 440 basis points higher than the fourth quarter of fiscal 2009, which was 27.4%.

For the fourth quarter of fiscal 2010, the Company is projecting income from continuing operations before interest and taxes in the range of $25 million to $27 million compared to $10.7 million for the fourth quarter of fiscal 2009. Depreciation expense is projected to be $5 million, resulting in EBITDA in the range of $30 million to $32 million versus $17.1 million in EBITDA for the fourth quarter of fiscal 2009.

The Company does not intend to open or close any stores during the fourth quarter of fiscal 2010 compared to opening no stores and closing two during the fourth quarter last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of November 19, 2010, the Company operated 263 stores in 30 states.

The Company’s third quarter earnings conference call will be today, November 19, 2010, at 7:00 a.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-356-4281 and the access code is 12658103. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay is available at 888-286-8010, Access Code: 70191890 from 10:00 a.m. PT Friday, November 19, 2010 to 10:00 a.m. PT on Friday, December 3, 2010. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA adjusted for store closures costs. The Company believes that the non-GAAP financial measures allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the third quarter and year-to-date periods of fiscal 2010. The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, our liquidity position for the next 12 months, our financial guidance for the fourth quarter of fiscal 2010, our ability to achieve positive EBITDA and approach net income for fiscal 2010 and our planned execution of a new credit facility. The risks and uncertainties include, but are not limited to: deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Third Quarter
	October 30, 2010		October 31, 2009

Net sales	$194,569	100.0%	$181,415	100.0%
Cost of sales and occupancy	134,789	69.3	135,527	74.7

Gross profit	59,780	30.7	45,888	25.3

Selling, general and administrative expenses	64,407	33.1	64,855	35.7
Store closure costs	43	0.0	241	0.1
Store preopening expenses	142	0.1	223	0.1

Loss from continuing operations, before interest and taxes	(4,812)	(2.5)	(19,431)	(10.7)
Net interest expense	2,774	1.4	2,679	1.5

Loss from continuing operations before income taxes	(7,586)	(3.9)	(22,110)	(12.2)
Income tax expense/(benefit)	(189)	(0.1)	37	0.0

Loss from continuing operations	(7,397)	(3.8)	(22,147)	(12.2)

Income/(loss) from discontinued operations	(948)	(0.5)	90	0.0

Net loss	$(8,345)	(4.3)%	$(22,057)	(12.2)%

Net loss per diluted share from continuing operations	$(0.34)		$(1.00)
Income/(loss) per diluted share from discontinued operations	$(0.04)		$0.00
Net loss per diluted share	$(0.38)		$(1.00)

Weighted average shares outstanding	22,087		22,087

New stores opened	1		2

	For the Nine Month Period Ended
	October 30, 2010		October 31, 2009

Net sales	$575,001	100.0%	$548,005	100.0%
Cost of sales and occupancy	397,020	69.0	406,359	74.2

Gross profit	177,981	31.0	141,646	25.8

Selling, general and administrative expenses	190,763	33.2	193,508	35.3
Store closure costs	2,695	0.5	6,317	1.2
Store preopening expenses	248	0.0	223	0.0

Loss from continuing operations, before interest and taxes	(15,725)	(2.7)	(58,402)	(10.7)
Net interest expense	8,215	1.4	8,366	1.5

Loss from continuing operations before income taxes	(23,940)	(4.2)	(66,768)	(12.2)
Income tax expense	161	0.0	397	0.1

Loss from continuing operations	(24,101)	(4.2)	(67,165)	(12.3)

Loss from discontinued operations	(1,538)	(0.3)	(17,234)	(3.1)

Net loss	$(25,639)	(4.5)%	$(84,399)	(15.4)%

Net loss per diluted share from continuing operations	$(1.09)		$(3.04)
Loss per diluted share from discontinued operations	$(0.07)		$(0.78)
Net loss per diluted share	$(1.16)		$(3.82)

Weighted average shares outstanding	22,087		22,087

New stores opened	2		2

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,962	$2,913
Merchandise inventories, net	249,725	228,114
Other current assets	14,741	19,389

Total current assets	267,428	250,416

Property and equipment, net	149,845	170,938
Other assets, net	3,746	4,149

Total assets	$421,019	$425,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,393	$82,516
Accrued compensation	17,632	13,350
Current portion of long-term debt	886	862
Other current liabilities	26,602	34,485

Total current liabilities	127,513	131,213

Long-term portion of revolving line of credit	99,800	94,100
Capital lease obligations	6,256	7,480
Long-term debt - distribution center lease obligations	112,070	112,937
Other long-term obligations	25,893	26,863

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	172,389	171,253
Accumulated deficit	(123,123)	(118,564)

Total shareholders’ equity	49,487	52,910

Total liabilities and shareholders’ equity	$421,019	$425,503

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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